VALHI REPORTS SECOND QUARTER 2008 RESULTS

DALLAS, TEXAS . . August 6, 2008.  Valhi, Inc. (NYSE: VHI) reported a net loss of $.2 million, or nil per diluted share, in the second quarter of 2008 as compared to a net loss of $4.9 million, or $.04 per diluted share, in the second quarter of 2007.  For the first six months of 2008, Valhi reported a net loss of $6.1 million, or $.05 per diluted share, compared to net income of $21.2 million, or $.18 per diluted share, in the first six months of 2007.

The Chemicals Segment’s sales increased $49.2 million in the second quarter of 2008 as compared to the second quarter of 2007, and increased $67.8 million in the first six months of 2008 as compared to the same period in 2007, as the favorable effect of fluctuations in currency exchange rates, which increased sales by approximately $33 million for the quarter and $54 million for the year-to-date period, and increases in sales volumes more than offset the effect of lower average Ti02 selling prices.  Kronos’ average TiO2 selling prices in the second quarter of 2008 were 1% lower than the second quarter of 2007, and prices were 3% lower in the year-to-date period.  Kronos' TiO2 sales volumes in each of the second quarter and first six months of 2008 increased 3% as compared to the same periods of 2007, due primarily to higher volumes in export markets.  Kronos’ sales volumes for both the second quarter and first six months of 2008 were each a new record for us.  The table at the end of this press release shows how each of these items impacted the overall increase in the Chemicals Segment’s sales.

The Chemicals Segment’s operating income declined $13.8 million and $33.1 million in the second quarter and first six months of 2008, respectively, as compared to the same periods in 2007 due primarily to lower average TiO2 selling prices and higher raw material and utility costs, partially offset by the favorable effect of higher TiO2 sales and production volumes.  Kronos’ TiO2 production volumes were 4% and 2% higher in the second quarter and first six months of 2008, respectively, as compared to the same periods of 2007.  Kronos’ production volumes for both the second quarter and first six months of 2008 were each also a new record for us.  Chemicals operating income comparisons were also impacted by fluctuations in foreign currency exchange rates, which decreased chemicals operating income by approximately $8 million for the quarter and $16 million for the year-to-date period.

The Component Products Segment’s sales decreased $1.6 million in the second quarter of 2008 as compared to the same quarter of 2007, and declined $4.6 million in the year-to-date period, primarily due to lower order rates from many customers resulting from unfavorable economic conditions in North America, offset in part by the effect of sales price increases for certain products to mitigate the effect of higher raw material costs and the favorable effect of relative changes in foreign currency exchange rates, which increased sales by $.3 million for the quarter and $1.0 million for the year-to-date period.  The Component Products Segment’s operating income declined $.3 million in the quarter and $2.9 million in the year-to-date period due to the unfavorable effect of lower sales, changes in product mix and higher raw material costs.  Changes in foreign currency exchange rates negatively impacted component products operating income comparisons by $.4 million in the year-to-date period while favorably impacting operating income comparisons by $.2 million for the quarter.

Waste management sales decreased, and its operating loss increased, due to lower utilization of waste management services in 2008, primarily due to the completion in 2007 of a few projects that have not yet been replaced with new business.  The Company is continuing to seek opportunities to obtain certain types of new business that, if obtained, would increase our waste management sales and decrease our waste management operating loss.  In this regard, in May 2008 the Texas Commission on Environmental Quality issued to the Company a license for the disposal of byproduct material at the Company’s site in Andrews County, Texas.  Byproduct material includes uranium or thorium mill tailings as well as equipment, pipe and other materials used to handle and process the mill tailings.  This license allows the Company to safely dispose of approximately 3,800 canisters received from the Fernald, Ohio site remediation and currently in storage at the Company’s West Texas site, as well as provide a more economical disposal facility for uranium miners in Texas and New Mexico.

Securities earnings were higher in 2008 as compared to the same periods of 2007 due primarily to $4.3 million of interest income ($2.3 million, or $.02 per diluted share, net of income taxes and minority interest) related to certain escrow funds that were received by NL in the second quarter of 2008.  Insurance recoveries relate principally to NL’s recovery from certain former insurance carriers in settlements of claims related to certain environmental, indemnity and past litigation defense costs.  These insurance recoveries (net of tax and minority interest) aggregated $.01 per diluted share in each of the first six months of 2007 and 2008.

General corporate expenses were lower in the second quarter and first six months of 2008 as compared to the same periods in 2007 due primarily to lower litigation and related expenses at NL.  Interest expense was higher in 2008 primarily due to unfavorable changes in foreign currency exchange rates in 2008 compared to 2007, a higher average balance of outstanding borrowings under our Chemical Segment’s revolving credit facilities in 2008, primarily in Europe, and the interest on the promissory note CompX issued in the fourth quarter of 2007.

The Company’s effective income tax rate varies significantly from the U.S. statutory federal income tax rate in both periods of 2007 and 2008.  The Company’s income tax benefit in 2008 includes a $7.2 million ($.04 per diluted share, net of minority interest) non-cash deferred income tax benefit in the second quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues related to Kronos’ German operations and an increase in the amount of Kronos’ German corporate and trade tax net operating loss carryforwards.  The provision for income taxes in 2007 includes an $8.7 million ($.05 per diluted share, net of minority interest) non-cash charge in the second quarter related to the adjustment of certain German income tax attributes.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The cyclicality of certain of our businesses;
•	Customer inventory levels;
•	Changes in our raw material and other operating costs;
•	The possibility of labor disruptions;
•	General global economic and political conditions;
•	Competitive products and substitute products;
•	Possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	Restructuring transactions involving us and our affiliates;
•	Potential consolidation or solvency of our competitors;
•	Demand for high performance marine components;
•	The extent to which our subsidiaries were to become unable to pay us dividends;
•	Uncertainties associated with new product development;
•	Fluctuations in currency exchange rates;
•	Operating interruptions;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew or refinance credit facilities;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more likely than not recognition criteria;

•	Environmental matters;
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.

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VALHI, INC. AND SUBSIDIARIES

CONDENSED SUMMARY OF OPERATIONS

(In millions, except earnings per share)

	Three months ended June 30,		Six months ended June 30,
	2007	2008	2007	2008
	(unaudited)

Net sales
Chemicals	$342.6	$391.8	$656.6	$724.4
Component products	45.3	43.7	88.8	84.2
Waste management	1.1	.6	2.6	1.5

Total net sales	$389.0	$436.1	$748.0	$810.1

Operating income (loss)
Chemicals	$24.6	$10.8	$54.9	$21.8
Component products	4.8	4.5	10.4	7.5
Waste management	(3.2)	(5.5)	(6.2)	(9.9)

Total operating income	26.2	9.8	59.1	19.4

Equity in earnings of:
TIMET	-	-	26.9	-
Other	1.0	(.2)	.5	(.6)

General corporate items, net:
Securities earnings	8.1	11.0	16.3	17.6
Insurance recoveries	.5	1.6	3.0	1.7
General expenses, net	(11.0)	(9.0)	(17.0)	(14.6)
Interest expense	(15.9)	(17.7)	(31.5)	(35.1)

Income (loss) before income taxes	8.9	(4.5)	57.3	(11.6)

Provision for income taxes (benefit)	13.3	(5.6)	33.1	(6.9)

Minority interest in after-tax earnings	.5	1.3	3.0	1.4

Net income (loss)	$(4.9)	$(.2)	$21.2	$(6.1)

Basic and diluted net income (loss) per share	$(.04)	$-	$.18	$(.05)

Shares used in calculation of per share amounts
Basic earnings	114.9	114.4	114.8	114.4

Diluted earnings	114.9	114.4	115.1	114.4

VALHI, INC. AND SUBSIDIARIES

IMPACT OF PERCENTAGE CHANGE IN CHEMICALS NET SALES

	Three months ended June 30, 2008 vs. 2007	Six months ended June 30, 2008 vs. 2007
	(unaudited)

Percent change in net sales:
TiO2 product pricing	(1)%	(3)%
TiO2 sales volumes	3	3
TiO2 product mix	2	2
Changes in foreign currency exchange rates	10	8

Total	14%	10%